Exhibit 99.1

Celsion Corporation Announces Pricing of $30 Million Registered Direct Offerings of Convertible Redeemable Preferred Stock

LAWRENCEVILLE, N.J., January 13, 2022 – Celsion Corporation (NASDAQ: CLSN), a clinical-stage development company focused on DNA-based immunotherapy and next-generation vaccines, today announced the closing of its previously announced registered direct offering with certain institutional investors to purchase 50,000 shares of Series A convertible redeemable preferred stock and 50,000 shares of Series B convertible redeemable preferred stock. Each share of Series A and Series B preferred stock had a purchase price of $285, representing an original issue discount of 5% of the $300 stated value of each share, resulting in net proceeds of approximately $28.5 million, before deducting placement agent’s fees and other estimated offering expenses.

A.G.P. /Alliance Global Partners acted as the sole placement agent in connection with the offering.

This offering was made pursuant to an effective shelf registration statement on Form S-3 (333-254515), which was declared effective by the Securities and Exchange Commission on March 30, 2021. The offerings were made by means of a prospectus supplement and a prospectus that form a part of the registration statement. Copies of the final prospectus supplements and accompanying prospectus relating to the registered direct offering may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022 at (212) 624-2060.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Celsion Corporation

Celsion is a fully integrated, clinical-stage biotechnology company focused on advancing a portfolio of innovative cancer treatments, including immunotherapies and DNA-based therapies, and a platform for the development of nucleic acid vaccines currently focused on SARS-CoV-2. The Company’s product pipeline includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian cancer. Celsion also has two feasibility-stage platform technologies for the development of novel nucleic acid-based immunotherapies and other anticancer DNA or RNA therapies. Both are novel synthetic, non-viral vectors with demonstrated capability in nucleic acid cellular transfection. For more information on Celsion, visit www.celsion.com.

Celsion GmbH is Celsion’s wholly owned, special purpose subsidiary based in Zug, Switzerland. Celsion GmbH is responsible for supporting studies of ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, is under investigator-sponsored development for several cancer indications. For more information on Celsion GmbH, visit www.celsiongmbh.com.

Forward-looking Statements

Forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon current beliefs, expectation, and assumptions and include statements regarding the platform having the potential to provide broad protection against coronavirus disease 2019 (COVID-19), and possible future mutations of SARS-CoV-2 or other coronaviruses. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of the Company’s platform to provide broad protection against COVID-19, and possible future mutations of SARS-CoV-2 or other coronaviruses, the issuance of a patent to the Company for use of its technology platform for treating or preventing infection with the SARS-CoV-2 virus that causes COVID-19, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data, particularly in small subgroups that are not statistically significant; FDA and regulatory uncertainties and risks; the significant expense, time and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in the Celsion’s periodic filings with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

CONTACTS:

Celsion Corporation

Jeffrey W. Church

Executive Vice President and CFO

609-482-2455

jchurch@celsion.com

LHA Investor Relations

Kim Sutton Golodetz 212-838-3777

kgolodetz@lhai.com

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